Exhibit 10.1

SOUTH PLAINS FINANCIAL, INC.
RETIREMENT AND CONSULTANCY AGREEMENT

This Retirement and Consultancy Agreement (this "Agreement") is entered into by and between Curtis C. Griffith ("Mr. Griffith"), South Plains Financial, Inc., a Texas corporation (the "Company"), and City Bank, Texas (the "Bank"), (collectively, the Company and the Bank being, the "Employer"), effective as of June 17, 2026 (the "Effective Date"). The signatories to this Agreement may be collectively referred to as the "Parties" and individually as a "Party."

WHEREAS, Mr. Griffith's employment with the Employer is governed by an employment agreement by and between the Parties that was entered into as of March 6, 2019 (the "Employment Agreement"), which includes a Non-Competition, Non-Solicitation and Confidentiality Agreement that is incorporated into the Employment Agreement as Exhibit D (such Exhibit D being, the "Restrictive Covenants Agreement");

WHEREAS, the Parties agree that: (i) Mr. Griffith's employment with the Employer shall terminate effective as of the close of business on December 31, 2026 (the "Employment Termination Date"); (ii) such termination of employment shall constitute his "retirement" from the Employer, (iii) from the Effective Date through the Employment Termination Date, Mr. Griffith shall continue to diligently and faithfully serve the Employer as an employee pursuant to the terms of the Employment Agreement; and (iv) immediately after the Employment Termination Date, Mr. Griffith shall (A) continue to serve the Employer as Chairman of the Board of Directors of the Company (the "Company Board"), subject to re-election from time to time, (B) continue to serve the Bank as a member of the Bank's Board of Directors, subject to the Bank's policies and procedures regarding the same, and (C) serve as an independent contractor of the Employer pursuant to this Agreement;

WHEREAS, the Parties agree that this Agreement is in the best interests of the Company's shareholders because this Agreement (i) encourages Mr. Griffith to make every effort to ensure a smooth transition of executive leadership through the Employment Termination Date; and (ii) retains access to Mr. Griffith's knowledge and know-how after the Employment Termination Date, which knowledge and know-how would otherwise be lost without a post-Employment Termination Date consultancy period pursuant to this Agreement (to cover, for example, the situation where Mr. Griffith is not re-elected to the Board); and

WHEREAS, Mr. Griffith desires to perform the services contemplated by this Agreement, pursuant to the terms and conditions set forth within this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.         Termination of Employment. Effective as of 11:59 pm Central time on the Employment Termination Date, Mr. Griffith's employment with the Employer is terminated due to his retirement, which the Parties hereby agree shall be deemed a termination of Mr. Griffith's employment by the Employer without Cause (as such term is defined in the Employment Agreement), and as a result, employee-related access to the Company's records and systems shall be immediately discontinued; provided, however, that so long as Mr. Griffith serves as a member of the Company Board or as a member of the Bank's Board of Directors, Mr. Griffith shall continue to have an Employer-provided e-mail account and e-mail access. Notwithstanding the foregoing, provided that Mr. Griffith remains employed with the Employer through the Employment Termination Date and continues to make good faith efforts to smooth the transition of executive leadership through such Employment Termination Date, the Employer agrees that Mr. Griffith shall receive:

(a)      Continued payment of his employment compensation as then in effect from the Effective Date through the Employment Termination Date;

(b)       The Non-Protection Period Severance Benefits set forth within Section 4(b)(i) of the Employment Agreement, payable in accordance with the terms and conditions of the Employment Agreement; and

(c)        The Employer shall transfer to Mr. Griffith all rights, title and ownership of the two Employer-owned vehicles currently assigned to Mr. Griffith for his use, subject to the Employer's tax withholding obligations under applicable laws, with such transfer to occur as soon as practical immediately following the Employment Termination Date.

Notwithstanding anything in this Agreement to the contrary, Mr. Griffith shall remain an employee of the Employer through the Employment Termination Date, such continued employment shall remain "at-will" and shall be governed by the terms of the Employment Agreement, which shall continue to exist in full force and effect except to the extent modified by this Agreement. Additionally, for purposes of clarity, from the Effective Date and until the Employment Termination Date, Mr. Griffith's compensation and benefits structure shall remain unchanged as such existed immediately prior to the Effective Date, except that after the Effective Date no new grants of compensatory equity shall be awarded to Mr. Griffith pursuant to his status as an executive officer of the Employer.

2.        Chairman of the Board; Resignation from Directorships, Officerships and Fiduicary Titles. The Parties agree that, immediately following the Employment Termination Date, Mr. Griffith shall remain Chairman of the Company Board, subject to re-election from time to time, and shall remain a member of the Bank's Board of Directors, subject to the Bank's policies and procedures regarding the same. Beginning immediately following the Employment Termination Date, Mr. Griffith shall receive an annual fee of $50,000 for serving as Chairman of the Company Board, a Company Board annual director fee of $20,000, an annual fee of $42,500 for serving as a director on the Bank's Board of Directors, in addition to equity awards and other compensation otherwise applicable to non-employee directors serving on the Company Board. The Parties agree that Section 4(f) of the Employment Agreement is otherwise self-executing as of the Employment Termination Date.

3.           Consultancy. Subject to Mr. Griffith providing consultancy services, Mr. Griffith shall receive a monthly consultancy fee of $11,458.34, paid monthly in arrears during the Consultancy Period, plus an annual grant of restricted stock units having (i) a grant date fair value equal to $125,000, (ii) cliff vesting on the one-year anniversary from the date of grant, and (iii) a date of grant of January 1, 2027. For purposes of this Agreement, the Consultancy Period shall begin on the first full day immediately following the Employment Termination Date and shall terminate upon 30-days advance written notice by either Party, with or without cause (such time period being, the "Consultancy Period"), but no later than the second anniversary of the Employment Termination Date unless the parties otherwise mutually agree in writing. The foregoing compensation is in exchange for Mr. Griffith being remotely available to, and "on call" to, the Employer and Mr. Griffith shall use Mr. Griffith's best efforts to accommodate requests of the Employer pursuant to the foregoing, and Mr. Griffith shall devote his reasonable time and best efforts, skill and attention to the performance of such services.

4.           Repurchase of Shares. On or before June 30, 2026, the Company shall repurchase 300,000 shares of the Company's common stock from Mr. Griffith in a private transaction at a per share purchase price equal to the closing market price of the Company's common stock on the date immediately prior to the effective date of such repurchase. The Parties believe and agree that the terms of such repurchase are comparable to and no more favorable than the terms that could have been obtained in an arm's length transaction between the Company and an unrelated party.

5.           Other Terms and Conditions. Notwithstanding anything in this Agreement or any other agreement between the Parties to the contrary, this Agreement is subject to the following terms and conditions: (i) the timing of payments set forth above shall comply with Section 409A of the Internal Revenue Code of 1986, as amended; (ii) the General Release and Waiver Agreement set forth as Exhibit C to the Employment Agreement, must be timely executed and subject to non-revocation as a condition precedent to any obligation of the Employer under the Employment Agreement and under this Agreement; and (iii) the provisions of the Employment Agreement set forth within Section 8(p) shall continue to survive the Employment Termination Date in accordance with its terms and intentions stated therein. Additionally:

(a)         Expenses. With respect to Mr. Griffith's consultancy services, he shall be entitled to reimbursement of reasonable business expenses, provided such expense is submitted to the Employer in writing and in advance of Mr. Griffith incurring such expense, and such expense is approved by the Employer in writing and in advance of Mr. Griffith incurring such expense. With respect to Mr. Griffith's service as Chairman of the Company Board, and his service as a member of the Bank's Board of Directors, any reimbursement for reasonable business expenses shall be as set forth by the policies and procedures of each such Board.

(b)         Benefits. Mr. Griffith acknowledges that after the Employment Termination Date, and except as set forth above, Mr. Griffith shall not be eligible for any benefits or perquisites that the Employer provides to its employees including, but not limited to, medical, dental and life insurance coverage, bonuses, paid time off, or stock purchase plan, pension plan or thrift plan coverage. The Employer is not responsible for and shall not provide workers' compensation insurance for Mr. Griffith. This Section 5(b) shall apply without regard to any legal and retroactive reclassification of Mr. Griffith as a common law employee of the Employer.

(c)         Withholding. Mr. Griffith acknowledges and agrees that the Employer will effectuate withholding to the extent it deems such is required under applicable law, and that otherwise, Mr. Griffith shall be solely responsible for making all applicable tax filings and remittances with respect to amounts paid to Mr. Griffith pursuant to this Agreement. Mr. Griffith further acknowledges and agrees that he shall indemnify and hold harmless the Employer for all claims, damages, costs and liabilities arising from any failure to do so.

(d)         Status as a Consultant. This subsection 5(d) applies only with respect to Mr. Griffith's consultancy services during the Consultancy Period. It is the intention of the Parties, and Mr. Griffith agrees, that Mr. Griffith is an independent contractor, and while providing services under this Agreement on and after the Employment Termination Date, he is not an agent or employee, joint venturer or partner of either the Company or the Bank, and has no authority to obligate or bind the Employer in any way to third parties without the express written permission of an appropriate officer of the Employer. Mr. Griffith shall indemnify, defend and hold the Employer harmless from any injury or damage sustained by the Employer (as reasonably calculated by the Employer) as a result of any commitment made by Mr. Griffith on behalf of the Employer without the Employer's express written authorization. Mr. Griffith will determine the method, details, and means of performing the services to be carried out for the Employer during the Consultancy Period. The Employer shall have no right to, and shall not control the manner or determine the method of accomplishing such work. The Employer, however, requires Mr. Griffith at all times to observe all policies of the Employer, including, but not limited to security and safety policies. Mr. Griffith warrants that the services performed hereunder during the Consultancy Period will be performed using the standards, practices, methods and procedures and exercising that degree of skill, care and diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced person engaged in a similar type of undertaking under the same or similar circumstances.

6.        Notices. All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered under this Agreement shall in every case be in writing and shall be deemed properly served if: (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service to the Parties at the addresses set forth below:

If to the Employer:	Board of Directors
South Plains Financial, Inc.
5219 City Bank Parkway
Lubbock, Texas 79407
Attn: Richard D. Campbell, Lead Independent Director

with a copy to:	Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attn: Heather Eastep and Anthony Eppert
HEastep@Hunton.com & AnthonyEppert@Hunton.com

If to Mr. Griffith:	Mr. Griffith's address as on file with the Company

or to such other address as shall be furnished in writing by either Party to the other Party; provided, that such notice or change in address shall be effective only when actually received by the other Party. The date of service of any such notices or other communications shall be: (i) the date such notice is personally delivered, (ii) three business days after the date of mailing if sent by certified or registered mail, or (iii) one business day after the date of delivery to the overnight courier if sent by overnight courier.

7.          Defense of Claims. Mr. Griffith hereby agrees to reasonably cooperate with the Employer in the investigation, defense or prosecution of any claims, actions or matters now in existence or that may be brought in the future against or on behalf of the Employer by any third party against the Employer or by the Employer against any third party and with respect to which Mr. Griffith has personal knowledge. Mr. Griffith also agrees that Mr. Griffith's reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with the Employer's counsel to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by the Employer at reasonable times and locations designated by the Employer. Moreover, unless otherwise prohibited by law, Mr. Griffith agrees to notify the Employer's counsel if Mr. Griffith is asked by any person, entity or agency to assist, testify or provide information in any proceeding or investigation. Such notice shall be in writing and sent by overnight mail within five (5) business days of the time Mr. Griffith receives the request for assistance, testimony or information. If Mr. Griffith is not legally permitted to provide such notice, then Mr. Griffith agrees that Mr. Griffith shall request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section 7. If Mr. Griffith is not serving as a member of the Company Board at the time in question, then the Employer will pay Mr. Griffith a reasonable, agreed upon hourly rate for Mr. Griffith's time spent pursuant to this Section 7 and reimburse Mr. Griffith for his reasonable out-of-pocket costs in providing cooperation under this Section 7, including travel expenses, meals and lodging, but if, however, Mr. Griffith is serving as a member of the Company Board at the time in question, then compensation and/or reimbursement, if any, shall be pursuant to the Company's standardized practices applicable to all members of the Company's Board of Directors.

8.           General Provisions.

(a)          Entire Agreement; Modification. This Agreement sets forth the entire agreement between the Parties regarding the subject matter of this Agreement, and amends, supersedes and/or replaces any and all other agreements, written or oral, express or implied, between the Parties concerning the same subject matter, and such agreements shall be null and void, except as otherwise stated herein; provided, however, that provisions of the Employment Agreement that, as stated therein, are intended to survive the Employment Termination Date (e.g., the Restrictive Covenants) shall continue to apply in accordance with the terms and conditions stated therein. No provision of this Agreement may be amended, changed, altered, or modified except by mutual written agreement of Mr. Griffith and a duly authorized representative of the Employer.

(b)         Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the Party charged with such waiver or estoppel.

(c)       Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement. In the event a court of competent jurisdiction determines that the Restrictive Covenants incorporated herein is excessive in duration or scope or is otherwise unreasonable or unenforceable as drafted, it is the intent of the Parties that such restriction be modified to render it enforceable to the maximum extent permitted by law.

(d)       Successors and Assigns. Mr. Griffith may not assign this Agreement or any part hereof, and any purported assignment by Mr. Griffith shall be null and void. This Agreement shall be assignable by the Employer. This Agreement shall inure to the benefit of and be binding upon Mr. Griffith's personal or legal representatives, executors, administrators, successors, assignees, heirs, distributees, devisees and legatees.

(e)          Survival. Upon the last day of the Consultancy Period, or earlier if terminated by either Party, this Agreement shall terminate except that the provisions of this Agreement that are intended to survive such termination shall continue to apply as contemplated herein.

(f)         Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principles thereof. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Lubbock County, Texas, for the purposes of any proceeding arising out of or based upon this Agreement.

(g)         Construction. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. As used herein, the phrase "including" means "including, but not limited to" in each instance. "Or" is used in the inclusive sense of "and/or". The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.

(h)        Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document. This Agreement may be signed and delivered by fax transmission or email, or by electronic signature, which shall be as effective as an original.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date(s) indicated below to be effective on the Effective Date.

SOUTH PLAINS FINANCIAL, INC.

By:	/s/ Richard D. Campbell
Richard D. Campbell

Its: Lead Independent Director

Dated: June 17, 2026

CITY BANK, TEXAS

By:	/s/ Cory T. Newsom
Cory T. Newsom

Its: President and Chief Executive Officer

Dated: June 17, 2026

MR. GRIFFITH

/s/ Curtis C. Griffith
Curtis C. Griffith

Dated: June 17, 2026